Exhibit 99


             Technitrol's Q303 Net Earnings 6.5% above Q2


    PHILADELPHIA--(BUSINESS WIRE)--Oct. 20, 2003--Technitrol, Inc. (NYSE:TNL) reported net earnings according to U.S. Generally Accepted Accounting Principles (GAAP) of $6.4 million, or $.16 per diluted share, for its third fiscal quarter ended September 26, 2003, including after-tax severance and asset-impairment expenses totaling $0.6 million, or $.02 per share. Not included in analysts' First Call earnings estimates, these charges were related to the company's ongoing efforts to reduce costs and streamline operations.
    By comparison, net earnings in the previous quarter were $6.0 million, or $.15 per diluted share, including after-tax severance and asset-impairment expenses totaling $0.4 million, or $.01 per share. In the third quarter of 2002, net earnings were $2.1 million, or $.05 per diluted share, including severance and asset-impairment expenses amounting to $0.6 million, or $.01 per share.
    Technitrol's consolidated third-quarter 2003 revenues were $126.3 million, compared with $125.7 million in the previous quarter and $103.6 million in the third quarter of 2002.
    Earnings before interest, taxes, depreciation and amortization (EBITDA, see the attached table "Non-GAAP Measures" defining this non-GAAP measure and reconciling it with GAAP net earnings) were $15.2 million in the third quarter of 2003, compared with $14.4 million in the previous quarter and $8.2 million in the third quarter of 2002. These numbers exclude cash severance and a small amount of non-cash asset-impairment expenses.
    Second and third-quarter 2003 revenues, earnings and EBITDA reflect contributions from the Eldor High Tech Wire Wound Components business (now Pulse-Eldor) since its acquisition on January 9, 2003.
    Net cash (cash and equivalents of $131.0 million less debt of $6.2 million) at September 26, 2003 was $124.8 million, compared with $115.8 million at June 27, 2003. Technitrol's capital spending in the third quarter of 2003 was approximately $1.4 million.

    Pulse

    Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. Pulse's third-quarter revenues were $74.9 million, compared with $71.8 million in the previous quarter and $52.0 million in the third quarter of 2002, which preceded the Pulse-Eldor acquisition. Pulse posted its fifth consecutive quarterly increase in operating profit, which, including pre-tax severance and asset-impairment expenses of $0.6 million, was $7.6 million in the third quarter, compared with $7.0 million (including pre-tax severance and asset-impairment expenses totaling $0.3 million) in the previous quarter and $1.7 million (including pre-tax severance and asset-impairment expenses totaling $0.6 million) in the third quarter of 2002.
    Pulse's sequential-quarter revenue increase was driven mainly by the anticipated pickup in demand for television transformers in the European market. Increasing strength in the second half is a seasonal pattern in the European television industry. The expected third-quarter pickup followed much lower-than-anticipated second-quarter demand, which was consistent with results reported by both OEM television manufacturers and component suppliers.
    Revenues in Pulse's legacy business, which serves networking, telecommunications, power conversion and military/aerospace markets, approximated those in the previous quarter, with strength continuing in end-market demand for voice over internet protocol (VoIP) and broadband Internet access technologies. Overall, unit demand for Pulse products continues to increase, indicating a continuation of the overall recovery in electronics markets. However, pressure on average selling prices continues to be evident across all product lines.
    Driven by higher revenues coupled with continuous, successful cost reduction and expense control efforts, Pulse's third-quarter operating profit rose 9.2% sequentially from the second quarter.

    AMI Doduco

    AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Revenues for the third quarter of 2003 were $51.4 million, compared with $53.9 million in the second quarter and $51.6 million in the third quarter of 2002. AMI Doduco's third-quarter operating profit, including pre-tax severance and asset-impairment expenses of $0.4 million, was $0.4 million, compared with $0.8 million and $1.0 million, including pre-tax severance and asset-impairment expenses amounting to $0.2 million and $0.3 million, in the second quarter of 2003 and the third quarter of 2002, respectively.
    The capital intensity of AMI Doduco's business makes it particularly sensitive to downward demand shifts. AMI Doduco's results continue to be affected by weak economic conditions worldwide, especially in industrial end-markets, which depend on capital spending. Third-quarter demand has been most sluggish in non-residential construction and commercial and industrial controls product markets, particularly in North America and Italy. The anemic revenues are evidenced by the fact that the third quarter of 2003 had the highest average euro-to-dollar exchange rate, yet third-quarter revenues were lower than the immediately prior quarter and the third quarter of 2002. A modest sequential-quarter recovery in AMI Doduco revenues is expected in the fourth quarter, assuming no significant change in euro-to-dollar exchange rates.
    Revenues and operating profit have also been adversely affected by increasing price pressures, particularly in North America. AMI Doduco has been working to counter the effects of weak markets and price erosion by expanding the scale and scope of its relationships with major customers. Improvements in revenues, factory utilization and profitability from this initiative are targeted for 2004. Also, manufacturing processes are being re-engineered to incorporate work systems that more closely link supply chain partners, thus reducing costs, production times and inventories.
    The expansion of operations in China, which remains a high priority, is expected to eventually significantly reduce AMI Doduco's cost structure while opening sizable market opportunities in East Asia as existing multinationals expand operations there and local markets for electrical products continue their rapid growth.

    2003 Outlook

    Technitrol currently expects to report full-year consolidated 2003 revenues of between $500 million and $505 million, comprising between $288 million and $290 million at Pulse and between $212 million and $215 million at AMI Doduco. Pulse's fourth-quarter revenue forecast reflects continued demand growth in the consumer market, with legacy revenues approximating the third quarter, despite the continued phase-out of the automotive components business. AMI Doduco is expected to post modestly higher revenues in the fourth quarter compared with the third as end-markets show signs of recovery and revenue-enhancement programs show early results. Excluding severance and asset impairment expenses, consolidated earnings per diluted share are expected to be in the range of $.67 to $.69 for fiscal 2003, an increase from earlier guidance of $.60 to $.68.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-Q report for the quarter ended June 27, 2003 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve, including the recent contraction, could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Environmental liability and compliance obligations may affect our operations and results.

    -- Public health epidemics such as severe acute respiratory syndrome may disrupt operations in affected regions and affect operating results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

    Investors: Technitrol's quarterly conference call will take place Monday, October 20, 2003 at 5:00 p.m. Eastern Time. The dial-in number is (412)-858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 8:30 p.m. on October 20 and concluding at midnight, October 27, 2003. For telephone replay, dial 412-858-1440 and enter access code 327562.



           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               (in thousands, except per-share amounts)

                               Quarter Ended        Nine Months Ended
                             9/26/03    9/27/02    9/26/03    9/27/02
                            -----------------------------------------

Net sales                   $126,260   $103,626   $374,510   $303,231
Cost of goods sold            92,319     77,725    277,330    233,412
                            --------   --------   --------   --------
Gross profit                  33,941     25,901     97,180     69,819
Selling, general and
 administrative expenses      24,943     22,311     73,235     68,162
Severance and
 asset-impairment expenses       998        876      5,396     46,632
                            --------   --------   --------   --------
Operating profit (loss)        8,000      2,714     18,549    (44,975)
Interest income (expense),
 net                            (157)       140       (701)      (235)
Other income (expense), net      (87)       185       (572)      (772)
Equity earnings in
 minority-owned
 investments                     125        189        630        382
                            --------   --------   --------   --------
Net earnings (loss) before
 taxes                         7,881      3,228     17,906    (45,600)
Income taxes (benefit)         1,469      1,105      2,840    (13,710)
                            --------   --------   --------   --------
Net earnings (loss) before
 cumulative effect of
 accounting change             6,412      2,123     15,066    (31,890)
Cumulative effect of
 accounting change, net
 of income tax benefit            --         --         --    (15,738)
Net earnings (loss)            6,412      2,123     15,066    (47,628)

Basic earnings (loss) per
 share before cumulative
 effect of accounting change    0.16       0.05       0.38      (0.86)
Cumulative effect of
 accounting change                --         --         --      (0.42)
Basic earnings (loss) per
 share                          0.16       0.05       0.38      (1.28)

Diluted earnings (loss)
 per share before
 cumulative effect of
 accounting change              0.16       0.05       0.38      (0.86)
Cumulative effect of
 accounting change                --         --         --      (0.42)
Diluted earnings (loss)
 per share                      0.16       0.05       0.38      (1.28)
Weighted average common
 and equivalent shares
 outstanding                  40,190     40,032     40,175     37,606



               BUSINESS SEGMENT INFORMATION (UNAUDITED)
                            (in thousands)

                               Quarter Ended        Nine Months Ended
                             9/26/03    9/27/02    9/26/03    9/27/02
                            -----------------------------------------

Net sales
  Pulse                      $74,877    $52,041   $214,523   $151,040
  AMI Doduco                  51,383     51,585    159,987    152,191
                            --------   --------   --------   --------
    Total net sales          126,260    103,626    374,510    303,231
Operating profit (loss)
  Pulse                        7,643      1,730     20,196    (44,066)
  AMI Doduco                     357        984     (1,647)      (909)
                            --------   --------   --------   --------
    Total operating profit
     (loss)                    8,000      2,714     18,549    (44,975)


FINANCIAL POSITION
(in thousands, except
 per-share amounts)                               9/26/03    12/27/02
                                                  --------   --------
                                                (unaudited)

Cash and equivalents                              $130,962   $205,075
Trade receivables, net                              94,106     65,185
Inventories                                         62,340     60,588
Other current assets                                20,084     13,878
Fixed assets                                        86,249     64,861
Other assets                                       187,285    138,119
                                                  --------   --------
    Total assets                                   581,026    547,706
Current portion of
 long-term debt                                        141     10,667
Accounts payable                                    38,458     28,791
Accrued expenses                                    78,200     69,689
Long-term debt                                       6,161      5,681
Other long-term liabilities                         12,658     10,501
                                                  --------   --------
    Total liabilities                              135,618    125,329
Shareholders' equity                               445,408    422,377
Net worth per share                                  11.07      10.53
Shares outstanding                                  40,219     40,130



                     NON-GAAP MEASURES (UNAUDITED)
                            (in thousands)

                                                Quarter Ended
                                         9/26/03   6/27/03   9/27/02
                                         --------  --------  --------

Net earnings (loss)                       $6,412    $6,020    $2,123
Income taxes (benefit)                     1,469     1,266     1,105
Interest expense (income), net               157       257      (140)
Other expense (income)                        87       445      (185)
Depreciation and amortization              6,237     6,165     4,593
Equity method investment earnings           (125)     (233)     (189)
                                         --------  --------  --------
EBITDA                                    14,237    13,920     7,307
Severance and asset-impairment expenses      998       505       876
                                         --------  --------  --------
EBITDA excluding severance and asset-
 impairment expenses                      15,235    14,425     8,183

EBITDA (net income plus income taxes, interest and other expense, depreciation and amortization, minus equity method investment earnings) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as an indicator of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

    CONTACT: Technitrol, Inc., Philadelphia
             David Stakun, 215-355-2900